                                                                    Exhibit 23.2



                        Consent of Independent Auditors

We consent to the incorporation by reference of our report dated April 30, 1996, except as to Note 11 to the consolidated financial statements, as to which the date is August 21, 1996, with respect to the consolidated financial statements of Rental Service Corporation as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995, our report dated May 15, 1996 with respect to the financial statements of Equipment Rental & Supply, Inc. as of and for the year ended December 31, 1995, our report dated May 14, 1996 with respect to the statement of operations of Rental Service Company for the year ended May 31, 1993, our report dated July 11, 1996 with respect to the statement of operations of Wilson Equipment Co., Inc. for the period from January 1, 1993 through June 28, 1993, our report dated August 7, 1996 with respect to the combined financial statements of B&S Rental Companies as of and for the eleven months ended May 31, 1996, and our report dated August 14, 1996 with respect to the financial statements of CVM, Inc. as of and for the year ended November 30, 1995, included in the Prospectus of Rental Service Corporation dated September 18, 1996, filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act of 1993, as amended, on September 18, 1996, and incorporated by reference in the Registration Statement (Form S-8 No.333-____) pertaining to The 1996 Equity Participation Plan of Rental Service Corporation.

                                                               ERNST & YOUNG LLP

Phoenix, Arizona
February 26, 1997